CONTACTS

From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
DeFazio Communications, LLC	American Realty Capital Trust IV, Inc.
tony@defaziocommunications.com	bblock@arlcap.com
Ph: (484-532-7783)	Ph: (212-415-6500)

FOR IMMEDIATE RELEASE

American Realty Capital Trust IV Approves the Acquisition of Two Properties and

Declares its Initial Distribution Rate

New York, New York, August 27, 2012 ˗ American Realty Capital Trust IV, Inc. (“ARCT IV” or the “Company”) announced today that, consistent with its investment strategy, its board of directors approved the acquisition of a CVS pharmacy located in New Castle, Pennsylvania and a build-to-suit Dollar General store located in Buchanan Dam, Texas. The aggregate purchase price of the two properties is approximately $4.3 million, exclusive of closing costs, at a capitalization rate of 8.2%.

The CVS pharmacy contains approximately 10,000 rentable square feet and is leased to CVS Caremark Corporation (NYSE: “CVS”), which carries an investment grade credit rating as determined by major credit rating agencies. The Dollar General store contains approximately 9,000 rentable square feet and is leased to Dollar General Corporation (NYSE: “DG”) which carries an investment grade credit rating as determined by major credit rating agencies.

The Company expects to close on these properties using proceeds from its ongoing public offering following its initial escrow break.

The Company also announced today that, its board of directors authorized, and the Company approved, a distribution rate which will be calculated at a rate of $0.00452054795 per day, based upon a share price of $25.00. The distributions will begin to accrue 15 days following the Company’s initial property acquisition. The distributions will be payable by the 5th day following each month end to stockholders of record at the close of business each day during the prior month.

Important Notice

ARCT IV is a publicly registered, non-traded real estate investment program.

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

For more information about this announcement, please contact Tony DeFazio at 484-532-7783 or tony@defaziocommunications.com.

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